DEUTSCHE BANK SECURITIES INC.
DEUTSCHE BANK TRUST COMPANY AMERICAS
60 Wall Street
New York, New York 10005

August 20, 2009                                                                                                           CONFIDENTIAL

Simmons Bedding Company
One Concourse Parkway, Suite 800
Atlanta, Georgia 30328

Attn:           William S. Creekmuir
Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary

Commitment Letter

Ladies and Gentlemen:

You have advised Deutsche Bank Trust Company Americas (“DBTCA”), and Deutsche Bank Securities Inc. (“DBSI” and, together with DBTCA, “DB”, “we” or “us”) that Bedding Holdco Incorporated (“BHI”), Simmons Bedding Company (“SBC”) and certain of SBC’s subsidiaries (individually and collectively, the “Entities,” and together with SBC and BHI, collectively, the “Company”) are considering filing voluntary petitions under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”), in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”).  In connection with such consideration, the Company has requested that we agree to structure, arrange and syndicate a super-priority secured debtor-in-possession revolving credit facility in an aggregate principal amount of US$35,000,000 (the “Facility”) and that DBTCA commit to provide the entire principal amount of the Facility and to serve as administrative agent for the Facility.  Capitalized terms used but not defined herein have the meanings assigned to them in the Term Sheet (as defined below).

In connection with the foregoing, DBTCA is pleased to advise you of its commitment to provide the entire amount of the Facility upon the terms and subject to the conditions set forth or referred to in this Commitment Letter and in the Summary of Terms and Conditions attached hereto as Exhibit A (the “Term Sheet”; this letter, together with the Term Sheet and the attachments thereto, the “Commitment Letter”).  DBTCA is referred to herein as the “Initial Lender.”

It is agreed that (a) DBSI will act as sole bookrunner for the Facility (the “Bookrunner”), (b) DBSI will act as lead arranger for the Facility and (c) DBTCA will act as administrative agent for the Facility.  You agree that we may appoint additional financial institutions agreed to by you to act as named agents for the Facility.  You agree that no additional bookrunners, agents, co-agents or arrangers will be appointed, no additional titles will be awarded and no compensation (other than compensation expressly contemplated by the Term Sheet or the Fee Letter referred to below) will be paid in connection with the Facility unless you and we shall so agree.

The Bookrunner reserves the right, prior to or after the execution of the Facility Documentation (as defined below), to syndicate the Facility (including, in its discretion, all or part of the commitments of the Initial Lender hereunder) to a group of financial institutions identified by us in consultation with you (including, without limitation, certain of the financial institutions party to that certain Second Amended and Restated Credit and Guaranty Agreement, dated as of May 25, 2006, by and among BHI, SBC, certain subsidiaries of SBC party thereto, the financial institutions party thereto as lenders (collectively, the “Pre-Petition Lenders”) and Deutsche Bank AG, New York Branch, as administrative agent and collateral agent) (such institutions, together with the Initial Lender but excluding the Disqualified Institutions (as defined below), collectively, the “Lenders”) other than (i) those financial institutions or other institutional lenders reasonably acceptable to the Bookrunner and identified to it in writing by you prior to the date hereof and (ii) those persons (or affiliates of such persons) that are competitors of the Company and its subsidiaries and identified by you, in writing, prior to the date hereof, to the Bookrunner (collectively, the “Disqualified Institutions”).  The Bookrunner intends to commence its syndication efforts promptly upon the execution of this Commitment Letter, and you agree to use commercially reasonable efforts to assist the Bookrunner in completing a syndication that is satisfactory to the Bookrunner and you until the entry of the final order approving the Facility (the “Final Order”).  Such assistance shall include (a) your using commercially reasonable efforts to ensure that the Bookrunner’s syndication efforts benefit materially from the existing banking relationships of SBC and its domestic subsidiaries, (b) the hosting, with the Bookrunner, of one or more meetings or conference calls with the Lenders, (c) direct contact (mutually agreed by you and the Bookrunner, either in person or telephonically) between your senior management and advisors, on the one hand, and the senior management and advisors of the Lenders, on the other hand, (d) entry into confidentiality agreements with prospective Lenders that are in form and substance reasonably acceptable to you and (e) reasonable assistance in the preparation of an information package (including a confidential information memorandum) and other marketing materials to be used in connection with the syndication.  At the request of the Bookrunner, you agree to assist in the preparation of a version of the information package and presentation consisting exclusively of information and documentation that is either publicly available or not material with respect to the Company and any of their respective securities for purposes of United States Federal and state securities laws (any such information and documentation being “Public Lender Information”) and with any information and documentation that is not Public Lender Information being referred to herein as “Private Lender Information”).  You agree that (A) each document to be disseminated by the Bookrunner or any other agent to any Lender in connection with the Facility shall be deemed to contain Private Lender Information unless you specify otherwise and (B) any such document that contains solely Public Lender Information will be identified by you as containing solely Public Lender Information.  Notwithstanding anything to the contrary in the foregoing, you acknowledge and agree that each of the following documents contain solely Public Lender Information (unless you notify us promptly that such document contains Private Lender Information):  (a) any drafts or final definitive documentation with respect to the Facility; (b) any administrative materials prepared by us for Lenders (such as a Lender meeting invitation); and (c) any notification of changes in the terms of the Facility; provided that in the cases of clauses (b) and (c) above, any accompanying explanation or discussion has been approved in writing by the Company (to the extent such explanation would otherwise contain Private Lender Information). Notwithstanding any other provision of this Commitment Letter or the Fee Letter to the contrary, (I) until the closing of the Facility, unless the Company otherwise agrees in writing, the Initial Lender shall not be relieved of or novated from its obligations hereunder and (II) neither the commencement nor the completion of the syndication of the Facility shall constitute a condition precedent to the commitments of the Initial Lender hereunder.

The Bookrunner will manage, in consultation with you, all aspects of the syndication, including but not limited to decisions as to the selection of institutions to be approached (other than Disqualified Institutions) and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocations of the commitments among the Lenders and the amount and distribution of fees among the Lenders, provided, however, that in connection with any syndication efforts made prior to the entry of the Final Order, the Bookrunner shall use commercially reasonable efforts to syndicate the commitments of the Initial Lender to the Pre-Petition Lenders (other than any Disqualified Institutions). To assist the Bookrunner in its syndication efforts, you agree to reasonably promptly prepare and provide to the Bookrunner and the Initial Lender all information with respect to SBC and its subsidiaries, including all projections (the “Projections”) and all financial information, as they may reasonably request in connection with and deem reasonably necessary for the Facility.  You hereby represent and covenant that (a) all information other than the Projections and information of an industry specific or general economic nature that has been or will be made available to the Bookrunner or the Initial Lender in writing by you or any of your representatives in connection with the Facility (collectively, the “Information”) is or will be, when furnished and taken as a whole, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, taken as a whole, not materially misleading in light of the circumstances under which such statements are made and (b) the Projections that have been or will be made available to the Bookrunner or the Initial Lender by you or any of your representatives in connection with the Facility have been or will be prepared in good faith based upon assumptions that you believe to be reasonable at the time made (it being understood that such Projections are not to be viewed as facts and that actual results during the period or periods covered by any such Projections may differ materially from the projected results and that no assurance can be given that the projected results will be realized).  In arranging and syndicating the Facility, we will be entitled to use and rely primarily on the Information and the Projections without responsibility for independent verification thereof.

As consideration for the commitments of the Initial Lender hereunder and the agreement of the Bookrunner hereunder to perform the services described herein, SBC agrees to pay or cause to be paid to DBTCA (for its account and for the account of the Bookrunner, in each case as further described in the Term Sheet or the Fee Letter) the nonrefundable fees set forth in the Term Sheet and in the Arrangement Fee Letter, dated the date hereof and delivered herewith (the “Fee Letter”) as and when provided in the Term Sheet or the Fee Letter, as the case may be, and subject to the terms and conditions set forth herein and the approval of the Bankruptcy Court.

The commitments of the Initial Lender hereunder and the agreement of the Bookrunner to perform the services described herein are subject to (a) our not having discovered or otherwise become aware after the date hereof that any information disclosed in the Company’s annual report on Form 10-K filed with the U.S. Securities and Exchange Commission with respect to the fiscal year ended December 31, 2008 was materially and adversely inaccurate with respect to the business, operations, assets, properties or financial condition of the Company and its subsidiaries, taken as a whole, as of the date of such filing, (b) there not having occurred any event, development, change or condition that has had or could be reasonably expected to have a material adverse effect on the business, operations, assets, property, or financial condition of the Company, taken as a whole, since December 31, 2008 (other than those which may occur as a result of the events and circumstances giving rise to, leading up to and following the commencement of proceedings under Chapter 11 of the Bankruptcy Code), (c) the negotiation, execution and delivery of definitive financing documentation with respect to the Facility reflecting the terms set forth herein and in the Term Sheet and otherwise reasonably satisfactory to DB and you and DB’s and your respective counsel (such documentation, “Facility Documentation”) and (d) our satisfaction with the entry of an interim order  (the “Interim Order”), which order shall, among other things, approve (i) the Facility and the borrowing of up to an amount to be agreed under the Facility, (ii) the Bankruptcy Code Sections 364(c)(1), (2) and (3) and 364(d) liens and superpriority claims for the Facility and (iii) the payment by the Company of all of the fees that are provided for in the Fee Letter.  The terms and conditions of the commitments of the Initial Lender hereunder and of the Facility are not limited to those set forth herein and in the Term Sheet. Those matters that are not covered by the provisions hereof and of the Term Sheet are subject to the approval and agreement of DB and the Company.

SBC agrees (a) to indemnify and hold harmless each of the Bookrunner and the Initial Lender and their respective officers, directors, employees, affiliates, advisors, agents and controlling persons (each, an “Indemnified Party”) from and against any and all losses, claims, damages and liabilities to which any such person may become subject, in each case, arising out of or in connection with this Commitment Letter, the Fee Letter, the Facility, the use of any proceeds thereof or any claim, litigation, investigation or proceeding relating to any of the foregoing (any of the foregoing, a “Proceeding”), regardless of whether any of such Indemnified Parties is a party thereto or whether a Proceeding is initiated by or on behalf of a third party or you or any of your affiliates, and to reimburse each of such Indemnified Parties within a reasonable period of time following receipt of a reasonably detailed invoice therefor, for any reasonable and documented out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing (but limited, in the case of counsel, to the reasonable and documented out-of-pocket fees and expenses of one law firm to all indemnified parties, taken as a whole, and, if reasonably necessary, one local counsel in each material relevant local jurisdiction); provided that the foregoing indemnity will not, as to any Indemnified Party, apply to losses, claims, damages, liabilities or related expenses to the extent that they are determined by the final judgment of a court of competent jurisdiction to have resulted from the bad faith, willful misconduct or gross negligence of such Indemnified Party or in connection with any dispute solely among the Indemnified Parties and (b) within a reasonable period of time following receipt of a reasonably detailed invoice therefor, to reimburse each of the Bookrunner and the Initial Lender for all reasonable and documented out-of-pocket expenses (including syndication expenses, without duplication, expenses required to be reimbursed pursuant to the Engagement Letter dated June 4, 2009, between you and us (the “Engagement Letter”), and the reasonable and documented out-of-pocket fees, charges and disbursements of one law firm and, if reasonably necessary, one local counsel in each material relevant jurisdiction, in each case, to the Bookrunner and the Initial Lender, taken as a whole) incurred in connection with the arrangement and syndication of the Facility and any related documentation (including this Commitment Letter, the Fee Letter and the Facility Documentation).  No Indemnified Party shall be liable for any damages arising from the unauthorized use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems except to the extent such unauthorized use resulted from an Indemnified Party’s bad faith, willful misconduct or gross negligence, and neither the Company nor any Indemnified Party shall be liable for any special, indirect, punitive or consequential damages in connection with its activities related to this Commitment Letter or the Facility except, in the case of the Company, to the extent such damages would otherwise be subject to indemnity hereunder.

It is understood and agreed that this Commitment Letter shall not constitute or give rise to any obligation on the part of the Bookrunner, the Initial Lender or any of their respective affiliates to provide any financing, except as expressly provided herein.

You acknowledge and agree that (a) no fiduciary, advisory or agency relationship between you, on the one hand, and the Bookrunner or the Initial Lender, on the other hand, is intended to be or has been created in respect of any of the transactions contemplated by this Commitment Letter, irrespective of whether the Bookrunner or the Initial Lender has advised or is advising you on other matters, (b) the Bookrunner and the Initial Lender, on the one hand, and you, on the other hand, have an arms-length business relationship that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty on the part of the Bookrunner or the Initial Lender, (c) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter, (d) you have been advised that each of the Bookrunner and the Initial Lender is engaged in a broad range of transactions that may involve interests that differ from your interests and that neither the Bookrunner nor the Initial Lender has any obligation to disclose such interests and transactions to you by virtue of any fiduciary, advisory or agency relationship and (e) you waive, to the fullest extent permitted by law, any claims you may have against the Bookrunner and the Initial Lender for breach of fiduciary duty or alleged breach of fiduciary duty and agree that neither the Bookrunner nor the Initial Lender shall have any liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of you, including your stockholders, employees or creditors.  Additionally, you acknowledge and agree that, neither the Bookrunner nor the Initial Lender is advising you as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction.  You shall consult with your own advisors concerning such matters and shall be responsible for making your own independent investigation and appraisal of the transactions contemplated hereby, and neither the Bookrunner nor the Initial Lender shall have any responsibility or liability to you with respect to your investigation and appraisal of such transactions.

You acknowledge that the Bookrunner, the Initial Lender and their respective affiliates may be providing debt financing, equity capital or other services (including but not limited to financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. Neither the Bookrunner, the Initial Lender nor any of their respective affiliates will use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or their other relationships with you in connection with the performance by the Bookrunner, the Initial Lender or any of their respective affiliates of services for other companies, and neither the Bookrunner, the Initial Lender or any of their respective affiliates will furnish any such information to other companies. You also acknowledge that neither the Bookrunner, the Initial Lender nor any of their respective affiliates has any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to the Company or its subsidiaries or representatives, confidential information obtained by the Bookrunner, the Initial Lender or any of their respective affiliates from any other company or person.

This Commitment Letter shall not be assignable by you without the prior written consent of the Bookrunner and the Initial Lender (and any purported assignment without such consent shall be null and void). This Commitment Letter is intended to be solely for the benefit of the parties hereto (and Indemnified Parties), is not intended to confer any benefits on, or create any rights in favor of, any person other than the parties hereto (and Indemnified Parties) and may not be amended or waived except by an instrument in writing signed by SBC, the Bookrunner and the Initial Lender. Any and all obligations of, and services to be provided by, the Bookrunner or the Initial Lender hereunder may be performed, and any and all rights of such person hereunder may be exercised, by or through their respective affiliates without affecting or releasing the obligations of such person hereunder. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile, portable document format (“.pdf”) or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter, the Fee Letter and the Engagement Letter are the only agreements entered into among us with respect to the Facility and set forth the entire understanding of the parties with respect thereto. THIS COMMITMENT LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF, TO THE EXTENT THAT THE SAME ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAW OF ANOTHER JURISDICTION).

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive (subject to the proviso below) jurisdiction of any New York State court or Federal court of the United States of America sitting in New York County, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter or the Fee Letter or the transactions contemplated hereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding may be heard and determined only in such courts located in New York County, provided however, that DB shall be entitled to assert jurisdiction over you and your property in any court in which jurisdiction may be laid over you or your property in order to enforce any judgment obtained in any action or proceeding in any such court located in New York County or any appellate court from any thereof and the parties also submit to the jurisdiction of the Bankruptcy Court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter or the Fee Letter or the transactions contemplated hereby in any New York State or Federal court, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and (d) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Service of any process, summons, notice or document by registered mail or overnight courier addressed to you at the address above shall be effective service of process against you for any suit, action or proceeding brought in any such court.

This Commitment Letter is delivered to you on the understanding that this Commitment Letter and the Fee Letter, and their respective terms and substance (and any other work product provided by the Bookrunner, the Initial Lender or any of their respective affiliates, employees, officers, attorneys or other professional advisors in connection herewith or therewith, in each case that is (i) not based upon any information provided by or on behalf of the Company or which is otherwise publicly available and (ii) designated as privileged or confidential), shall be for your confidential use only and shall not be disclosed by you (or on your behalf) to any other person other than to prospective purchasers of the Company and your and their affiliates, controlling persons, directors, employees, officers, accountants, attorneys, agents, financial advisors and other advisors involved in the consideration of this matter; provided that nothing herein shall prevent you from disclosing such information (a) pursuant to the order of any court or administrative or regulatory agency or in any legal, judicial, administrative or regulatory proceeding or (b) otherwise as required by applicable law or regulation (including in any public record in which it is required by law to be filed) or by subpoena or similar legal process (in which case you shall inform the Bookrunner and the Initial Lender promptly to the extent permitted by law).  The restrictions contained in the preceding sentence shall cease to apply (except in respect of the Fee Letter and its terms and substance) after this Commitment Letter has been accepted by you.

The Bookrunner and the Initial Lender will use all confidential information provided to it by or on behalf of the Company hereunder solely for the purpose of providing the services which are the subject of this Commitment Letter and will not disclose any such information other than to its affiliates, controlling persons, directors, employees, officers, accountants, attorneys, agents, financial advisors and other advisors involved in the consideration of this matter; provided that nothing herein shall prevent the Bookrunner or the Initial Lender from disclosing such information (a) pursuant to the order of any court or administrative or regulatory agency or in any legal, judicial, administrative or regulatory proceeding, (b) otherwise as required by applicable law or regulation (including in any public record in which it is required by law to be filed) or by subpoena or similar legal process (in which case the Bookrunner or the Initial Lender, as applicable, shall inform SBC promptly to the extent permitted by law) or (c) to prospective Lenders, participants or assignees under the Facility in each case who sign a confidentiality agreement as required hereunder.

The compensation, reimbursement, indemnification, confidentiality, jurisdiction and waiver of jury trial provisions contained herein shall remain in full force and effect regardless of whether definitive financing documentation for the Facility shall be executed and delivered and notwithstanding the termination of this Commitment Letter, provided that this Commitment Letter shall in all other respects be superseded by the definitive financing documentation for the Facility upon the effectiveness thereof.

Each of the Bookrunner and the Initial Lender hereby notifies you that pursuant to the requirements of the U.S.A. PATRIOT ACT (Title III of Pub. L. 107 56 (signed into law October 26, 2001)) (the “Patriot Act”), it, on behalf of itself and each of the Lenders, may be required to obtain, verify and record information that identifies the Company, which information may include the name and address of the Company, and other information that will allow the Bookrunner, the Initial Lender and each of the Lenders to identify the Company in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective for the Bookrunner and the Initial Lender on behalf of themselves and each of the Lenders.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and the Fee Letter by returning to us executed counterparts of this Commitment Letter and the Fee Letter not later than 5:00 p.m., New York City time, on August 20, 2009. The commitment of the Initial Lender hereunder and the agreement of the Bookrunner hereunder to perform the services contemplated herein will expire at such time in the event we have not received such executed counterparts in accordance with the immediately preceding sentence. In the event that the entry of the initial order approving the Facility does not occur on or before October 31, 2009, then this Commitment Letter and the commitments hereunder shall automatically terminate unless the Bookrunner and the Initial Lender shall, in their sole discretion, agree in writing to an extension.

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We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

DEUTSCHE BANK TRUST COMPANY  AMERICAS

By	/s/ Keith C. Braun
Name:  Keith C. Braun
Title:  Managing Director

By	/s/ Vincent D'Amore
Name:  Vincent D'Amore
Title:  Director

DEUTSCHE BANK SECURITIES INC.

By	/s/ Keith C. Braun
Name:  Keith C. Braun
Title:  Managing Director

By	/s/ Vincent D'Amore
Name:  Vincent D'Amore
Title:  Director

Accepted and agreed to as of the date first
written above by:

SIMMONS BEDDING COMPANY
For itself and each of its affiliates
constituting the Company

By:  /s/ William S. Creekmuir
Name: William S. Creekmuir
Title: Executive Vice President,
Chief Financial Officer,
Treasurer and Assistant Secretary

EXHIBIT A

Term Sheet